Exhibit 99.5

Avocent Updates Revenue Guidance for First Quarter

    HUNTSVILLE, Ala.--(BUSINESS WIRE)--March 14, 2005--Avocent Corporation (NASDAQ:AVCT) today lowered its revenue guidance for the first quarter ending April 1, 2005. The Company expects revenue to be in the range of $73 million to $77 million based on the results to date. Avocent had previously issued guidance for first quarter revenue to be in the range of $96 to $100 million compared with revenue of $86.1 million in the first quarter of 2004.
    "Avocent's sales are running behind our forecast for the first quarter," stated John R. Cooper, chairman and chief executive officer of Avocent Corporation. "The lower sales resulted from a number of factors with the most significant being the launch of our DSView 3 software and several new appliance products that kept our sales and reseller forces in training and away from our customers for much of January and created some confusion in the marketplace. In addition, an order for a large customer that we had anticipated to occur in the first quarter has been deferred. Finally, we have experienced greater than expected seasonal softness in the OEM market, with a substantial portion being attributable to one customer. These factors, when combined with the increased competition in the marketplace, worked together to cause the shortfall in revenue.
    "While we acknowledged in our fourth quarter conference call that there was some risk to the broad new product introductions we have underway, we did not expect to see a decline of this magnitude for the first quarter, and we have moved quickly to address these problems," continued Mr. Cooper. "The actions we are taking include adjustments to the packaging and pricing of products we are selling to more directly address portions of the market, providing additional training for our sales force and resellers to help them more clearly communicate and demonstrate the value proposition of the products and technologies we offer, continuing with our previously announced plan to increase our marketing expenditures during 2005 to promote our brand and products and increase customer awareness, and accelerating previously-planned customer visits to help them better understand the value of our products and technologies."

    Conference Call Information

    Avocent will provide an on-line, real-time Web-cast and rebroadcast of its update for the first quarter in a conference call to be held today, Monday, March 14, 2005, at 9:00 a.m. Central time. The live broadcast will be available on-line at www.avocent.com as well as www.vcall.com beginning at 9:00 a.m. Central time. The on-line replay will follow immediately and continue for 30 days.

    About Avocent Corporation

    Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, service providers and financial institutions worldwide. Branded products include switching, extension, intelligent platform management interface (IPMI), remote access and video display solutions. Additional information is available at: www.avocent.com.

    Forward-Looking Statements

    This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. The final results for the first quarter of 2005 may differ from the forecast discussed above due to factors that include, but are not limited to, risks that sales do not occur as anticipated in the last few weeks of the quarter and risks associated with final review of the results and preparation of quarterly financial statements. The forward-looking statements set forth in this press release are subject to risks and uncertainties that could cause actual operating results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, competitive risks, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in Avocent's annual reports on Form 10-K filed with the Securities and Exchange Commission on March 12, 2004 and to be filed on March 14, 2005. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

    CONTACT: Avocent Corporation
             Dusty Pritchett, 256-217-1300